Exhibit 5.1

25 LAGUNA WOODS DRIVE    LAGUNA NIGUEL CA 92677
TEL  310-985-1034    FAX  503-564-1912       EMAIL SDOESQ@GMAIL.COM

SCOTT D. OLSON ESQ.

October 25, 2011

Respect Your Universe, Inc.
6533 Octave Avenue
Las Vegas, Nevada

      Re:   Registration Statement on Form S-1 for 13,101,218 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Respect Your Universe, Inc., a Nevada corporation (the "Company"), in connection with the proposed sale by certain selling shareholders of the Company of up to 13,101,218 shares of the Company's common stock (the "Shares") pursuant to the Company's Registration Statement on Amendment no. 1 to Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

In connection with this opinion letter, we have examined the such documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein, in light of the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada statutes, and reported judicial decisions interpreting those laws. We have specifically relied upon the information and documentation provided to us by the Company to be accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each document are genuine.

Based upon the foregoing, it is our opinion that the Shares covered by the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,

SCOTT D. OLSON, ESQ.